EXHIBIT 10.1
OFFICER CONTINUITY AGREEMENT
     This Officer Continuity Agreement (the “Agreement”) is made as of                      (the “Effective Date”), by and between the individual named on the signature page hereto (the “Employee”) and Energy Focus, Inc., a Delaware Corporation (the “Company”).
     A. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment with the Company, and to do so without the Employee’s concern for the undue hardship that may arise in the event of an Involuntary Termination (as defined below) without Cause (defined below) of such employment.
     B. Also, it is expected that another company or other entity may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors (the “Board”). The Board recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.
     C. The Board believes that it is imperative to provide the Employee with certain benefits upon an Involuntary Termination of the Employee’s employment without Cause, which benefits are intended to provide the Employee with financial security and provide sufficient income and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.
     D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided in this Agreement.
     In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:
          1. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable Ohio law.
2. Severance Benefits.
(a) Involuntary Termination. If the Employee’s employment is terminated as a result of an Involuntary Termination by the Board of Directors that occurs within three months before or two years following the Closing Date of a Change of Control, or at any other time, during his employment as Chief Executive Officer, the Employee shall be entitled to receive severance payments during the period from the date of the Employee’s termination until the end of the Continuation Period. The Employee’s severance payments shall be equal to the total cash compensation which the Employee was receiving immediately prior to the Involuntary Termination and shall be paid during the Continuation Period in accordance with the Company’s standard payroll practices, subject to offset by the amount of any severance payments otherwise required by Federal or state law. In addition, during the Continuation Period, the Employee shall be entitled to reimbursement of the group health continuation coverage premiums for the Employee and the Employee’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that the Employee will be solely responsible for electing such coverage within the required time period. For the purposes of this Section 2(a), “total cash compensation” shall mean, on a monthly basis, the total monthly salary then in effect for the Employee immediately prior to the date of termination, plus the average monthly commission or similar contingent compensation (excluding equity compensation) paid to the Employee during the twelve full calendar months ending prior to the date of termination. It is the intent of the parties that the severance payments (including COBRA reimbursement) not be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, any unpaid installments of the severance payments will be paid no later than the end of the year in which the Employee terminates employment, or such later date as permitted under Section 409A, if necessary in the good faith determination of the Company to prevent the severance payments from being treated as deferred compensation subject to Section 409A. In addition, it is not the intent of the parties that payment under this Agreement will constitute a “parachute payment” as defined in Section 280G of the Code. Accordingly, all benefits and payments pursuant to this Agreement shall be reduced, if necessary, to the largest aggregate amount that will result in no portion thereof being subject to federal excise tax or being nondeductible to the Company or its successor for federal income tax purposes under Sections 280G or 4999 of the Code.
               (b) Other Termination. If the Employee’s employment with the Company terminates by reason of death or disability, or under any other circumstances that are not specifically described in Sections 2(a) or 2(c), then the Employee shall not be entitled to receive any severance payments or other benefits under this Agreement.
               (c) Voluntary Resignation during Window Period. If the Employee voluntarily resigns within the 7 day period immediately following the twelve (12) month anniversary date of the Closing Date of a Change of Control, and has not engaged in conduct constituting a basis for termination for Cause, then the Employee will receive the same severance payments and benefits described in Section 2(a) for an Involuntary Termination.
               (d) Release. The Employee’s entitlement to the severance payments and other benefits under this Agreement is conditioned upon the Employee’s execution and delivery (and non-revocation) of a general release of claims in a form that is acceptable to the Company upon the Employee’s termination. At the Company’s option, this release of claims may include non-compete, non-solicitation and/or non-disclosure obligations during the Continuation Period (see 3 (c) below).
          3. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
               (a) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:
                    (i) Ownership. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing a majority of the total voting power represented by the Company’s then outstanding voting securities without the approval of the Board of Directors of the Company; or
                    (ii) Merger/Sale of Assets. A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company, or the closing of a sale or disposition by the Company of all or substantially all of the Company’s assets.
               (iii) Change in Board Composition. A change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).
          (b) Cause. “Cause” shall mean (i) material breach of any material terms of this Agreement, (ii) conviction of a felony, (iii) fraud, (iv) repeated unexplained or unjustified absence, (v) willful breach of fiduciary duty under Ohio laws, this Agreement or Company policies first in effect prior to the occurrence of a Change of Control or (vi) gross negligence or willful misconduct where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries.
          (c) Continuation Period. “Continuation Period” shall mean the twelve month period commencing on the date of the Employee’s termination.
          (d) Involuntary Termination. “Involuntary Termination” means (1) termination of the Employee’s employment by the Company without Cause, as defined above in paragraph (b) or (2) the Employee’s voluntary termination, upon thirty (30) days prior written notice to the Company, within thirty (30) days following (i) a material reduction in job responsibilities inconsistent with the Employee’s position with the Company and the Employee’s prior responsibilities or (ii) relocation to a facility or location more than 50 miles from the Company’s current location, in either case without the Employee’s written consent; provided that the Employee has not engaged in conduct constituting a basis for termination for Cause.
          (e) Closing Date of a Change of Control. “Closing Date” of a Change of Control shall mean that date in which either of the events described in paragraph 3(a) i, ii or iii become effective.
          4. Retirement Benefit. If the Employee is employed by the Company on or after his or her sixty-second (62nd) birthday, is not subject to an Involuntary Termination, and is not subject to a voluntary resignation during a window period pursuant to Section 2(c), and voluntarily terminates his or her employment, then the Employee shall be entitled to a payment equal to one (1) month of salary for every year of service with the Company, not to exceed twelve (12) years of service, which amount shall be payable in a lump sum.
     5. Successors. The Company shall require any (whether direct or indirect purchaser, whether by lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets to assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of the Employees rights hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees.
     6. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to the Employee shall be addressed to the Employee at the home address, which the Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
     7. Term of Agreement. Except for Section 4 which shall survive, the terms of this Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been have satisfied or (ii) 3 years from the Effective Date of this Agreement. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

8. Miscellaneous Provisions.
          (a) No duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that the Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Entire Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement concerning similar subject matter dated prior to the date of this Agreement, including the existing Management and Continuity Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without reference to conflict of laws rules. Each of the parties irrevocably submits to the exclusive jurisdiction of the Cuyahoga County Court of Common Pleas, State of Ohio, for the purposes of any suit, action, or other proceeding arising out of this agreement.
          (e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.
          (f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in Cuyahoga County, in accordance with the rules of the American Arbitration Association then in effect. Punitive damages shall not be awarded.
          (g) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.
          (h) No Assignment of Benefits. The rights of any person to payment or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (h) shall be void.
          (i) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (j) Assignment by Company. The Company may not assign its rights or obligations under this Agreement.

(k) Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code (to the extent applicable). Benefits under this Agreement otherwise payable upon termination of employment may be subject to Section 409A which, if applicable, could require a delay in the payment of such benefits for a period of at least six (6) months following separation from service. Should the Company in good faith determine that any such benefits to be provided to the Employee pursuant to this Agreement are subject to Section 409A, the Company may delay the payment of such benefits for at least six (6) months (or such other period as may be applicable), after first notifying the Employee of its intention to do so.
(l) Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(signatures appear on following page)

     Each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ENERGY FOCUS, INC.	Employee:

By:
Signature
Title: